                                                                   Exhibit 3.12A

Jan 4 12:22 PM '84
      FILED
    THAD BURE
SECRETARY OF STATE
  NORTH CAROLINA



                            ARTICLES OF INCORPORATION

                                       OF

                          COPY SERVICE AND SUPPLY, INC.

      The undersigned, being of the age of eighteen years or more, does hereby make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue or the laws of the State of North
Carolina:

      1.    The name of the corporation is Copy Service and Supply, Inc.

      2.    The period of duration is perpetual.

      3.    The purposes for which the corporation is organized are:

            To engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the North Carolina General Statutes.
            To engage in the business of selling office equipment and supplies and to engage in the business of servicing office equipment.

      4. The corporation shall have authority to issue one hundred thousand (100, 000) shares of common stock with a par value of one dollar ($1.00) per share.

      5. The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is five hundred dollars ($500.00) in cash or property of equivalent value.

      6. The address of the initial registered office of the corporation in the State of North Carolina is 225 North Center Street, Statesville, Iredell County, North Carolina; and the name of the initial registered agent at such address is Crystal Smith.

      7. The number of directors constituting the initial board of directors shall be one (1); and the name and address of the person who is to serve as director until the first meeting of shareholders, or until his successor be elected and qualify, is: Terry Smith, Route 2, Box 221-B, Sherrill's Ford, North Carolina 28673.

      8. The name and address of the incorporator are James R. Eades, 224 Water St., Statesville, North Carolina. All parties understand and agree that the duties of the incorporator shall terminate with the filing of these Articles of Incorporation.

      IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of December, 1983.

                                            /s/ James R. Eades
                                            ----------------------------
                                            James R. Eades, Incorporator

NORTH CAROLINA
IREDELL COUNTY

      I, Hazel J. Eades, a notary public in and for said county and state, do hereby certify that James R. Eades personally appeared before me this 30th day of December, 1983, and acknowledged the due execution of the foregoing Articles of Incorporation.

                                            /s/ Hazel J. Eades
                                            ------------------------------------
                                            Notary Public
                                            My commission expires: June 13, 1987

                                                                  0-0034435
                                                                    FILED
                                                                  2:03 p.m.
                                                                 JAN 28 1998
                                                            EFFECTIVE __________
                                                              ELAINE F MARSHALL
                                                             SECRETARY OF STATE
                                                               NORTH CAROLINA

                               ARTICLES OF MERGER
                                       OF
                         OFFICE FURNITURE CONCEPTS, INC.
                                      INTO
                          COPY SERVICE AND SUPPLY, INC.

      Pursuant to ss. 55-11-05 of the General Statutes of North Carolina, the undersigned corporation as the surviving corporation in a merger, hereby submits the following Articles of Merger.

      I. The name of the surviving corporation is COPY SERVICE AND SUPPLY, INC., a corporation organized under the laws of the State of North Carolina; the name of the corporation to be merged is OFFICE FURNITURE CONCEPTS, INC., a corporation organized under the laws of the State of North Carolina.

      II. Attached is a copy of the Plan of Merger that was duly adopted in the manner prescribed by law by the boards of directors of each of the corporations participating in the merger.

      III. With respect to the surviving corporation, shareholder approval was not required for the merger.

      IV. With respect to the merged corporation, shareholder approval was required for the merger, and the merger was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

      V. These articles will be effective upon filing.

This is the 9th day of January, 1998.

                                                 COPY SERVICE AND SUPPLY, INC.


                                                 By: /s/ Thomas S. Johnson
                                                     -------------------------
                                                     Thomas S. Johnson
                                                     Chairman

                                 PLAN OF MERGER

A.    Corporations Participating in Merger.

      Office Furniture Concepts, Inc., (the "Merging Corporation") will merge into Copy Service And Supply, Inc., which will be the surviving corporation (the "Surviving Corporation").

B.    Name of Surviving Corporation.

      After the merger, the Surviving Corporation will have the name "Copy Service And Supply, Inc."

C.    Merger.

      The merger of the Merging Corporation into the Surviving Corporation will be effected pursuant to the terms and conditions of this Plan. Upon the merger's becoming effective, the corporate existence of the Merging Corporation will cease, and the corporate existence of the Surviving Corporation will continue. The time when the merger becomes effective is hereinafter referred to as the "Effective Time."

D.    Conversion and Exchange of Shares.

      At the Effective Time, the outstanding shares of the corporations participating in the merger will be converted and exchanged as follows:

      1. Surviving Corporation. The outstanding shares of the Surviving Corporation will not be converted, exchanged, or altered in any manner as a result of the merger and will remain outstanding as shares of the Surviving Corporation.

      2. Merging Corporation. Each outstanding share of the Merging Corporation will be converted into and exchanged for $0.001, to be paid in cash.

      3. Fractional Shares. No fractional shares will be issued. Any shareholder of the Merging Corporation who would otherwise be entitled to receive five-tenths (.5) or more of a share will instead receive an additional whole share; and any shareholder who would otherwise be entitled to less than five-tenths (.5) of a share will not receive any consideration for such fractional interest.

E.    Amendments to Articles of Incorporations.

      There shall be no amendments to the Articles of Incorporation of the Surviving Corporation pursuant to the merger.

F.    Abandonment.

      After approval of this Plan by the shareholders of the Merging Corporation and the Surviving Corporation, and at any time prior to the merger's becoming effective, the board of directors of the Surviving Corporation may, in their discretion, abandon the merger.